Exhibit 99.1

NEWS RELEASE

Devon Energy Announces Sale of Barnett Shale for $770 Million; Announces New $1 Billion Share-Repurchase Program

OKLAHOMA CITY – Dec. 17, 2019 – Devon Energy Corp. (NYSE: DVN) today announced it has entered into a definitive agreement to sell its assets in the Barnett Shale to Banpu Kalnin Ventures (BKV) for $770 million. This transaction is subject to customary terms and conditions and is expected to close in the second quarter of 2020. Devon expects no incremental cash taxes associated with the divestiture of these assets.

“Devon’s transformation to a U.S. oil growth business is now complete,” said Dave Hager, president and CEO. “The timely and tax-efficient exit from Canada and the Barnett this year has generated $3.6 billion of proceeds at accretive multiples to Devon’s current valuation. Furthermore, these transactions accelerate efforts to focus exclusively on our resource-rich U.S. oil portfolio, where we have the ability to substantially increase returns, margins and profitability.

“The Barnett Shale has been a cornerstone asset for Devon over the past two decades,” said Hager. “With this change in ownership, it is great to see our talented and innovative employees supporting this high-quality gas asset transition to a world-class company like Banpu.”

Board Authorizes New $1 Billion Share-Repurchase Program

Devon also announced today that its board of directors has authorized a new $1 billion share-repurchase program, bringing the total repurchase authorization to $6 billion. The new program expires on Dec. 31, 2020, and $800 million of the $1 billion authorization is conditioned upon the closing of the Barnett transaction. To date, Devon has repurchased 144 million shares, or nearly 30 percent of outstanding shares, at a total cost of $4.8 billion.

“Today’s announcement to expand our industry-leading share repurchase program is consistent with our disciplined capital allocation strategy and demonstrates our firm commitment to return capital to shareholders,” said Jeff Ritenour, executive vice president and chief financial officer. “Given our strong balance sheet and projected free cash flow, this new authorization will provide us additional flexibility to continue the return of cash to our shareholders.”

Barnett Shale Divestiture Transaction Details

Net production from the Barnett Shale properties averaged 597 million cubic feet equivalent per day in the third quarter of 2019. At year-end 2018, proved reserves associated with these properties amounted to approximately 4 trillion cubic feet equivalent. The transaction includes various purchase price adjustments that, among other things, allocate revenues and expenses based on a Sept. 1, 2019 effective date.

“This deal represents our continued belief in the long-term potential of U.S. shale gas and is fully in line with Banpu’s vision of developing a greener and smarter energy portfolio,” said Christopher Kalnin, CEO of BKV.

The Barnett transaction represents BKV’s seventh transaction since 2016, with over $1.3 billion of capital deployed into gas-weighted assets. This acquisition will make BKV a significant producer of natural gas in the U.S. with over 780 million cubic feet per day of production from assets in Pennsylvania’s Northeast Marcellus and now in the Barnett Shale.

Jefferies and Citi acted as financial advisors to Devon on the Barnett Shale transaction. Vinson & Elkins LLP acted as legal advisor to Devon. Willkie Farr & Gallagher LLP acted as legal advisor to BKV.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks include, but are not limited to: the delay or failure to consummate the transaction due to unsatisfied closing conditions or otherwise; the amount of proceeds received due to purchase price adjustments or otherwise, and the ultimate use of those proceeds; changes in commodity prices, market conditions or other circumstances that could negatively impact the company’s ability to complete the new share repurchase program; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (SEC). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong returns and capital-efficient cash-flow growth. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496